EXHIBIT 12.1


                          THE CHARLES SCHWAB CORPORATION

                 Computation of Ratio of Earnings to Fixed Charges
                     (Dollar amounts in thousands, unaudited)


                                                                  Year Ended December 31,

                                                     1995       1994       1993       1992       1991
                                                     ----       ----       ----       ----       ----
Earnings before taxes on income
   and extraordinary charge                        $277,104   $224,343   $206,272   $146,228   $ 88,097
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Fixed charges
    Interest expense - customer                     321,225    178,067    114,609    140,819    206,020
    Interest expense - other                         35,998     20,169     17,943     18,712     19,538
    Interest portion of rental expense               20,810     17,102     15,428     13,314     10,531
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    Total fixed charges (a)                         378,033    215,338    147,980    172,845    236,089
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Earnings before taxes on income,
    extraordinary charge and fixed charges (b)     $655,137   $439,681   $354,252   $319,073   $324,186
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Ratio of earnings to fixed charges (b) divided
    by (a)*                                             1.7        2.0        2.4        1.8        1.4
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Ratio of earnings to fixed charges as adjusted**        5.9        7.0        7.2        5.6        3.9
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*    The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.  For such purposes, "earnings" consist of earnings before taxes on income, extraordinary charge and fixed charges.  "Fixed charges"
     consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.
     Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.
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